Exhibit 99.1

Nordson Corporation Reports Fiscal 2012 First Quarter Results

  Sales grow 2 percent over prior year to record first quarter of $276 million
  Operating profit is $60 million and operating margin is 22 percent, excluding one-time items
  Diluted EPS is $0.62, excluding $0.04 in charges for one-time items
  Second quarter 2012 guidance: sales expected in the range of $313 - $326 million

WESTLAKE, Ohio--(BUSINESS WIRE)--February 23, 2012--Nordson Corporation (Nasdaq: NDSN) today reported results for the first quarter of fiscal year 2012. For the quarter ending January 31, 2012, sales were $276 million, a 2 percent increase over the prior year’s first quarter sales. This sales improvement included a 4 percent increase related to the first year effect of acquisitions, offset by a 2 percent decrease in organic volume. The effects of currency translation were neutral to the prior year. Operating profit for the quarter was $56 million, or $60 million excluding one-time items, and operating margin excluding one-time items was 22 percent for the quarter. First quarter diluted earnings per share as reported were $0.58, or $0.62 excluding one-time items. A reconciliation of GAAP operating profit and EPS to normalized amounts is included in the attached tables.

“Nordson’s global team delivered solid quarterly results, in line with our guidance and against both a fairly difficult macroeconomic backdrop and a period of very strong recovery a year ago,” said Nordson President and Chief Executive Officer Michael F. Hilton. “As expected, acquisitions added to our sales in the quarter, while near term organic volume was impacted by softness in some durable goods end markets, notably in Europe, as well as softness in Asia Pacific related to certain technology end markets and the impact of Chinese New Year occurring in our first quarter. Operating margin in the quarter, excluding one-time items, was 22 percent, still well above pre-recession levels. Our Continuous Improvement initiatives are targeted at driving growth and performance improvement over the longer term, and our balance sheet remains strong as we continue to generate excellent levels of free cash flow. Overall, we remain focused on delivering value to our customers with differentiated technology, application expertise and direct global sales and service.”

First Quarter Segment and Regional Results
“The fundamental strengths of our business model are intact in all business segments, though, as anticipated, conditions in some end markets and geographies dampened near term results,” said Hilton.

“Volume in Adhesive Dispensing Systems improved by 2 percent compared to the same period a year ago,” continued Hilton. “Organic volume was essentially flat and was impacted by the timing of customers’ buying patterns associated with some of our larger dollar systems. Operating margin remained at a very strong 34 percent, even as we continued to invest in multiple initiatives, including our nearly completed U.S. facilities consolidation as well as strategic product development activities. Excluding one-time charges, segment operating margin was 35 percent. Volume in Advanced Technology Systems improved by 4 percent over the prior year’s first quarter. The first year effect of acquisitions drove the increase, as organic volume decreased over the previous year due to softness in certain non-dispense product lines. This segment’s operating margin was 16 percent, or 19 percent excluding the impact of one-time charges. Within Industrial Coating Systems, softness in European durable goods end markets outweighed solid organic growth in other regions during the quarter. For both the Advanced Technology and Industrial Coating segments, lower overall organic volume as compared to the prior year combined with ongoing strategic investments impacted segment operating margin. Obviously, operating margins across the company are impacted by the seasonality of our business, where our first quarter is typically our weakest.”

Detailed results by operating segment and geography are included in the attached tables.

Order Rates and Backlog
Order rates for the 12-week period ending February 19, 2012, measured in constant currency, decreased 3 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2011 acquisitions were owned in both years.

Backlog at the end of the first quarter was approximately $155 million, an increase of 3 percent compared with the end of the first quarter a year ago, and an increase of 19 percent compared to the end of the fourth quarter of fiscal 2011. Backlog amounts are calculated at January 31, 2012 exchange rates.

Outlook
For the second quarter of fiscal 2012, based on current exchange rates, sales are expected to be in the range of $313 to $326 million. This sales outlook indicates growth will be in the range of down 2 percent to up 2 percent compared to the second quarter a year ago. This growth is inclusive of organic volume down 4 percent to flat, 3 percent growth from the first year effect of acquisitions, and a negative 1 percent currency translation effect based on the current exchange rate environment. Diluted earnings per share are expected to be in the range of $0.83 to $0.91.

“The midpoint of our guidance reflects sequential growth of 16 percent, a very positive outlook in light of current macroeconomic conditions,” said Hilton. “Current order rates, as compared to the same period a year ago, reflect continued uncertainty in some parts of the global economy and are below the longer term rates we would expect in a more robust GDP environment. The U.S. economy has not yet returned to full strength, and clarity surrounding the European economic backdrop has yet to emerge. In developing markets, growth remains strong though its pace has moderated. While these factors have caused some customers to remain cautious in the near term, the global economy is still expected to grow in 2012. Going forward, we recognize that comparisons against our performance in 2011 may be difficult. We remain focused on the long term view, however, we do expect growth as compared to the prior year to improve in our second half. We continue to make strategic investments in our business to propel future growth and performance and we are well positioned to continue winning in the end markets we serve. We have significant recurring revenue derived from parts and consumables, excellent positions in consumer non-durable spaces, rapid growth opportunities associated with mobile and other electronic devices, and multiple avenues for market expansion. Our future is bright, and we will continue to build our market leading positions by providing our customers with the best products, support and service available anywhere.”

Nordson will broadcast its first-quarter conference call on the investor relations page of its Web site, www.nordson.com/investors, on Friday, February 24, 2012 at 8:30 a.m. EST. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation (Nasdaq: NDSN) delivers precision technology solutions to help customers succeed worldwide. The company engineers, manufactures and markets differentiated products and systems used for dispensing adhesives, coatings, sealants, biomaterials and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.

FIRST QUARTER PERIOD	NORDSON CORPORATION
Period Ending January 31, 2012	FINANCIAL HIGHLIGHTS
(Unaudited)	(Dollars in thousands except for per-share amounts)

CONSOLIDATED STATEMENT OF INCOME
	First Quarter
	2012	2011

Net sales	$275,836	$270,962
Cost of sales	106,490	104,791
Selling & administrative expenses	112,859	100,647

Operating profit	56,487	65,524

Interest expense - net	(1,849)	(1,270)
Other income (expense) - net	992	936

Income before income taxes	55,630	65,190
Income taxes	17,292	19,293

Net Income	$38,338	$45,897

Return on sales	14%	17%
Return on average shareholders' equity	27%	35%

Average common shares outstanding (000's)	65,065	68,014
Average common shares and
common share equivalents (000's)	65,627	68,878

Per share:

Basic earnings	$.59	$.67
Diluted earnings	$.58	$.67

Dividends paid	$.125	$.105

FIRST QUARTER PERIOD
Period Ending January 31, 2012
(Unaudited)

CONSOLIDATED BALANCE SHEET
	January 31	October 31
	2012	2011

Cash and marketable securities	$49,483	$37,408
Receivables	229,374	254,310
Inventories	148,079	141,912
Other current assets	46,087	43,327
Total current assets	473,023	476,957

Property, plant & equipment	135,081	130,883
Other assets	692,721	696,610

	$1,300,825	$1,304,450

Notes payable and debt due within one year	$5,702	$5,697
Accounts payable and accrued liabilities	156,173	176,464
Total current liabilities	161,875	182,161

Long-term debt	345,931	313,459
Other liabilities	240,859	237,507
Total shareholders' equity	552,160	571,323

	$1,300,825	$1,304,450

Other information:

Employees	4,133	4,094

Common shares outstanding (000's)	64,702	65,601

FIRST QUARTER PERIOD	NORDSON CORPORATION
Period Ending January 31, 2012	FINANCIAL HIGHLIGHTS
(Unaudited)	(Dollars in thousands)

	First Quarter		% Growth over 2011
SALES BY BUSINESS SEGMENT	2012	2011	Volume	Currency	Total

Adhesive dispensing systems	$139,172	$136,976	1.5%	0.1%	1.6%
Advanced technology systems	100,107	96,632	3.7%	-0.1%	3.6%
Industrial coating systems	36,557	37,354	-2.1%	0.0%	-2.1%

Total sales by business segment	$275,836	$270,962	1.8%	-	1.8%

	First Quarter
OPERATING PROFIT BY BUSINESS SEGMENT	2012	2011

Adhesive dispensing systems	$47,227	$46,196
Advanced technology systems	16,000	23,276
Industrial coating systems	1,138	3,049
Corporate	(7,878)	(6,997)

Total operating profit by business segment	$56,487	$65,524

	First Quarter		% Growth over 2011
SALES BY GEOGRAPHIC REGION	2012	2011	Volume	Currency	Total

United States	$75,202	$70,273	7.0%	-	7.0%
Americas	20,199	19,860	5.1%	-3.4%	1.7%
Europe	86,583	90,258	-2.4%	-1.7%	-4.1%
Japan	30,035	25,073	12.7%	7.1%	19.8%
Asia Pacific	63,817	65,498	-3.3%	0.7%	-2.6%

Total Sales by Geographic Region	$275,836	$270,962	1.8%	-	1.8%

	First Quarter
SELECTED SUPPLEMENTAL INFORMATION	2012	2011

Depreciation and amortization	$7,969	$7,315
Capital expenditures	$8,644	$5,530
Dividends paid	$8,133	$7,144

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING FEBRUARY 19, 2012
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	-1%	United States	-3%
Advanced technology systems	-3%	Americas	11%
Industrial coating systems	-10%	Europe	-3%
		Japan	-10%
Total	-3%	Asia Pacific	-5%

		Total	-3%

Notes:
1.	Numbers in this table are unaudited and exclude the effects of currency movements.
2.	Pro-forma changes in order rates were calculated as though 2011 acquisitions were owned in both years.

FIRST QUARTER PERIOD	NORDSON CORPORATION
Period Ending January 31, 2012	RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

EARNINGS PER SHARE
		First Quarter
		2012		2011

Diluted EPS as reported (U.S. GAAP)		$0.58		$0.67
Short-term inventory purchase accounting adjustments		0.02		-
Severance and restructuring		0.01		-
Pension termination expense		0.01		-
Discrete tax items		-		(0.02)

Diluted EPS as adjusted (Non-GAAP)		$0.62		$0.65

OPERATING PROFIT (LOSS) BY BUSINESS SEGMENT

				Operating	Operating
	Operating			Profit (Loss)	Margin
	Profit (Loss)	One-time		As Adjusted	As Adjusted
	(U.S. GAAP)	Items		(Non-GAAP)	(Non-GAAP)

Adhesive dispensing systems	$47,227	$811	(1)	$48,038	35%
Advanced technology systems	16,000	2,883	(2)	18,883	19%
Industrial coating systems	1,138	-		1,138	3%
Corporate	(7,878)	-		(7,878)	NA

Total operating profit by business segment	$56,487	$3,694		$60,181	22%

(1)	Consists of severance and restructuring costs of $811.
(2)	Consists of short-term inventory purchase accounting adjustments of $2,213 and pension termination costs of $670.

Adjusted EPS and operating profit are not measurements of financial performance under GAAP, and such measures should not be considered an alternative to EPS and operating profit determined in accordance with GAAP. Management believes that EPS and operating profit as adjusted to exclude the items in the tables above assist in understanding the results of Nordson Corporation. Our calculation of these non-GAAP measures may not be comparable to the calculation of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, 440-414-5639
Director, Communications & Investor Relations
Jim.Jaye@nordson.com